Exhibit 99.1

Tesoro Corporation Reports Third Quarter 2012 Results

•	Net income of $1.92 per diluted share, or $2.05 per diluted share, excluding special items

•	Increased the regular quarterly dividend 25% to $0.15 per share

•	Announced purchase of BP's integrated Southern California refining and marketing business

•	Sold Long Beach marine terminal and Los Angeles short-haul pipelines to TLLP for $210 million

•	Redeemed $299 million 6.250% Senior Notes due in 2012

•	Refinanced $925 million of Senior Notes

SAN ANTONIO - October 31, 2012 - Tesoro Corporation (NYSE:TSO) today reported third quarter 2012 net income of $273 million, or $1.92 per diluted share compared to net income of $345 million, or $2.39 per diluted share for the third quarter of 2011.

The 2012 results include one-time after-tax expenses totaling $0.13 per diluted share related primarily to the redemption of $1.2 billion of Senior Notes during the quarter. Excluding these items, the Company earned $292 million, or $2.05 per diluted share.

Other items impacting third quarter results include crude oil delivery disruptions and maintenance activities in the California region and incentive-based compensation accrual increases totaling a combined $65 million in pre-tax earnings.

“Our solid operating performance and high refinery utilization allowed us to capture attractive market conditions,” said Greg Goff, President and CEO. “We made significant progress on our high-return capital program, executed our second asset sale to TLLP and announced the transformational acquisition of BP's Southern California refining and marketing business.”

For the quarter, the Company recorded segment operating income of $628 million, compared to segment operating income of $622 million in the third quarter of 2011. The strong operating income performance was driven by operational reliability, favorable market conditions and discounted crude oil relative to industry benchmarks.

The third quarter Tesoro Index of $16.65 per barrel (/bbl) was up $3.30/bbl from a year ago. Higher year-over-year West Coast benchmark gasoline crack spreads, which were up over 90% in California and nearly 50% in the Pacific Northwest, positively impacted the Tesoro Index in the quarter. West Coast benchmark distillate crack spreads were also higher year-over-year, up over 40% in both California and the Pacific Northwest. The Company's realized gross margin was $18.32/bbl.

Driving the Company's gross margin performance in excess of the Tesoro Index was discounted crude oil compared to benchmark grades of crude oil. On the West Coast, foreign heavy and Canadian light sweet crude oil continued to price at a discount to domestic alternatives. In the mid-continent region, crude oil priced off of West Texas Intermediate (WTI) continued to trade at a discount to Brent. Crude oil delivery disruptions and maintenance activity in California negatively impacted pre-tax earnings by an estimated $40 million during the quarter. Total throughput in the quarter was 626 thousand barrels per day (mbpd) or 93% utilization.

Direct manufacturing costs in the third quarter averaged $4.42/bbl, down $0.41/bbl relative to the second quarter of this year, benefiting from higher refinery utilization and continued low energy costs.

Retail fuel sales volumes were up 18% year-over-year driven by the addition of 174 retail stations from Thrifty Oil Co. in the second and third quarters of this year and the 49 Albertson's Fuel Express retail stations acquired in the first quarter of this year. The additional ratable volumes were a result of the Company's strategic focus on refining and marketing integration. Same store fuel sales during the quarter were lower by about 1% on a year-over-year basis, while retail fuel margins were up relative to last year.

Corporate and unallocated costs, net of $9 million of corporate depreciation and excluding $64 million of non-cash stock-based compensation expense associated with variable share-based awards, were $49 million in the third quarter. This exceeds prior guidance of $39 million due primarily to costs associated with the BP transaction and a $25 million incentive-based compensation accrual made during the quarter, $6 million of which was included in corporate and unallocated.

Value-Driven Growth
Tesoro made significant progress on its large capital refinery projects during the third quarter. In September of this year, the Company began delivering advantaged Bakken crude oil to the Anacortes, Washington refinery via the recently completed unit train unloading facility, with permitted capacity of 50 mbpd. After receiving all required permits in September, the Company broke ground on the Salt Lake City Conversion Project, which will allow the refinery to run over 20 mbpd of price advantaged waxy crude oil, increase throughput capacity by 4 mbpd and improve clean product yields, with the first phase expected to come on-line in 2013. Finally, the installation of the new vacuum distillation unit at the Wilmington, California refinery is nearing completion, with operations expected to begin in November of this year, driving significant product yield improvements.

Tesoro reaffirmed its intention to offer the Anacortes, Washington unit train unloading facility to TLLP. The unloading facility, which became operational in September of this year, should generate an expected annual logistics EBITDA in the $15 to $20 million range. Closing is expected to occur in the fourth quarter 2012 and include corresponding throughput and minimum volume commitment agreements.

On August 13, 2012, Tesoro announced its intentions to purchase BP's integrated Southern California refining and marketing business. The purchase price of BP's assets is $1,175 million, plus the value of inventory at the time of closing, which at current prices is valued at approximately $1,300 million. The combination with Tesoro's current West Coast system is expected to drive significant operational synergies through the integrated supply of crude oil, enhanced optimization of intermediate feedstocks and product distribution costs, improvements in light product yield and reductions in manufacturing costs and stationary source air emissions. The combined and reconfigured operations are expected to drive annual synergies of approximately $250 million with an additional net capital investment of approximately $225 million. The transaction, with expected earnings accretion of about 24% in each of the first and second years of operations, is subject to regulatory approval and is expected to close before mid-2013.

Finally, on September 14, 2012, Tesoro sold the Long Beach marine terminal and Los Angeles short-haul pipelines owned by Tesoro's subsidiary, Tesoro Refining and Marketing Company, to Tesoro Logistics LP. The sales price of $210 million included cash of $189 million and Tesoro Logistics equity valued at approximately $21 million.

Capital Spending and Liquidity
Capital spending for the third quarter was $133 million. Turnaround spending was $11 million. The Company currently anticipates capital spending in 2012 to be approximately $590 million, down $80 million from prior guidance. Expectations for full year 2012 turnaround spending remain at $260 million. The Company ended the third quarter with $1.4 billion in cash and remained undrawn with greater than $775 million of availability on the Tesoro Corporation revolving credit facility. Tesoro Logistics LP ended the quarter undrawn on its separate credit facility.

On September 14, 2012, Tesoro Logistics LP issued $350 million 5.875% Senior Notes due 2020, TLLP's first ever senior debt issuance. Proceeds from the offering were used to fund the acquisition of Tesoro Refining and Marketing Company's Long Beach Marine terminal and Los Angeles short-haul pipelines and to repay all of the outstanding indebtedness under TLLP's revolving credit facility.

On September 24, 2012, Tesoro Corporation announced the redemption of all of its outstanding $299 million 6.250% Senior Notes due November 2012.

On September 27, 2012, Tesoro Corporation issued $450 million 4.250% Senior Notes due 2017 and $475 million 5.375% Senior Notes due 2022. Net proceeds from that offering, along with cash on hand, was used to fund its cash tender offers and redemption of all of its outstanding 6.625% Senior Notes due 2015 and 6.500% Senior Notes due 2017. The redemption of the 2012 notes and the refinancing of the 2015 and prior 2017 notes reduces interest expense, extends maturities and further strengthens Tesoro's balance sheet.

“The strong quarterly performance and resulting financial strength, allowed us to continue to delever the balance sheet with the redemption of the 2012 senior notes and take advantage of attractive debt markets with the refinancing of $925 million in senior notes, resulting in a quarter end total debt to total capitalization ratio of 25%,” said Goff.

Finally, On October 5, 2012, TLLP closed a public offering of 4,255,000 common units at an offering price of $41.80 per unit, which included a 555,000 unit over-allotment option that was exercised by the underwriters. Net proceeds to TLLP from the sale of the units were approximately $171 million. Subsequent to the TLLP equity issuance, Tesoro Corporation and its affiliates owned an approximate 47% interest in TLLP, including an approximate 2% general partner interest.

Dividend
Tesoro Corporation today announced that the board of directors has approved a 25% increase in the Company's regular quarterly cash dividend from $0.12 per share to $0.15 per share, effective with the quarterly dividend payable on December 14, 2012 to holders of record at the close of business on November 30, 2012.

Analyst and Investor Presentation
Tesoro Corporation will be hosting an Analyst and Investor Presentation at Le Parker Meridien Hotel New York on December 12, 2012 at 8:30 a.m. ET. Because space is limited, reservations will be required to attend and accepted on a first-come, first-serve basis. Interested parties should contact Chris Castro in the Investor Relations department via email at christopher.a.castro@tsocorp.com or phone by calling (210) 626-7202. Reservations will be accepted until close of business on Friday, December 7, 2012. The hotel is located at 119 West 56th Street between Avenue of the Americas and Seventh Avenue.

Public Invited to Listen to Analyst Conference Call
At 7:30 a.m. CDT tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding third quarter 2012 results and other business matters.  Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day. Tesoro's retail-marketing system includes nearly 1,390 branded retail stations, of which 595 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the timing and cash flows around certain logistics transactions; our expectations about capital spending; and statements concerning the expected completion of the BP transaction, reduction in source air emissions, expected additional capital investments, expected cash flow and earnings diversification and potential synergies arising out of the transaction. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO CORPORATION
RESULTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	$8,776	$8,101	$24,701	$22,590
Costs and Expenses:
Cost of sales	7,609	6,980	21,662	19,700
Operating expenses	412	374	1,136	1,117
Selling, general and administrative expenses	129	44	238	166
Depreciation and amortization expense	116	103	328	312
Loss on asset disposals and impairments (a)	4	3	16	60
Operating Income (b)	506	597	1,321	1,235
Interest and financing costs (c)	(66)	(38)	(136)	(141)
Other income (expense), net (d)	(2)	3	(19)	3
Foreign currency exchange loss	—	—	(1)	(1)
Earnings Before Income Taxes	438	562	1,165	1,096
Income tax expense	158	210	430	415
Net Earnings	280	352	735	681
Less net earnings attributable to noncontrolling interest	7	7	19	11
NET EARNINGS ATTRIBUTABLE TO TESORO CORPORATION	$273	$345	$716	$670
Net Earnings Per Share:
Basic	$1.96	$2.42	$5.13	$4.71
Diluted	$1.92	$2.39	$5.06	$4.65
Weighted Average Common Shares:
Basic	139.6	142.5	139.6	142.3
Diluted	142.1	144.1	141.5	144.2
___________________________
(a) Includes impairment charges related to the change in scope of a capital project at our Wilmington refinery of $48 million for the nine months ended September 30, 2011. The loss on asset disposals and impairments is included in refining segment operating income but excluded from the regional operating costs per barrel.

(b)	Includes business interruption and property damage insurance recoveries related to the April 2, 2010 incident at the Washington refinery of $37 million for the nine months ended September 30, 2011.
(c) Includes a charge of $27 million, or $17 million after-tax, for premiums and unamortized debt issuance costs associated with the redemption of our 6.625% and 6.500% Senior Notes for the three and nine months ended September 30, 2012. Also includes charges of $22 million related to the early redemption of the Junior Subordinated Notes due 2012 and a portion of our 6.250% and 6.500% Senior Notes for the nine months ended September 30, 2011.

(d)	Includes accruals related to certain legal matters partially offset by receipts associated with the settlement of a pipeline rate proceeding for the nine months ended September 30, 2012.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating Income
Refining (a)	$610	$600	$1,446	$1,302
Retail	18	22	88	62
Total Segment Operating Income	628	622	1,534	1,364
Corporate and unallocated costs (e)	(122)	(25)	(213)	(129)
Operating Income (b)	506	597	1,321	1,235
Interest and financing costs (c)	(66)	(38)	(136)	(141)
Other income (expense), net (d)	(2)	3	(19)	3
Foreign currency exchange loss	—	—	(1)	(1)
Earnings Before Income Taxes	$438	$562	$1,165	$1,096

Depreciation and Amortization Expense
Refining	$97	$91	$282	$276
Retail	10	9	29	28
Corporate	9	3	17	8
Depreciation and Amortization Expense	$116	$103	$328	$312

Capital Expenditures
Refining	$116	$69	$328	$162
Retail	14	13	46	20
Corporate	3	4	9	9
Capital Expenditures	$133	$86	$383	$191

BALANCE SHEET DATA
(Unaudited)
(Dollars in millions)

	September 30,	December 31,
	2012	2011
Cash and cash equivalents	$1,367	$900
Inventories (f)	$1,739	$1,763
Total Assets	$10,987	$9,892
Current maturities of debt	$2	$418
Long-Term Debt	$1,584	$1,283
Total Equity	$4,703	$3,978
Total Debt to Capitalization Ratio	25%	30%
Total Debt to Capitalization Ratio, Net of Cash (g)	4%	17%

___________________________
(e) Includes stock-based compensation expense of $72 million and $92 million for the three and nine months ended September 30, 2012, respectively, primarily as a result of significant increases in Tesoro's stock price during the periods as compared to the three and nine months ended September 30, 2011.
(f) The total carrying value of our crude oil and refined product inventories was less than replacement cost by approximately $2.1 billion and $1.7 billion at September 30, 2012 and December 31, 2011, respectively.
(g) Total debt to capitalization ratio, net of cash represents our total debt, net of cash, divided by total capitalization, net of cash. We present total debt to capitalization ratio, net of cash because we believe some investors and analysts use this ratio to help analyze our liquidity position. Total debt to capitalization ratio, net of cash should not be considered as an alternative to total debt to capitalization ratio or any other measure of financial performance presented in accordance with U.S. GAAP.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
REFINING SEGMENT	2012	2011	2012	2011
Total Refining Segment
Throughput (thousand barrels (“bbls”) per day)
Heavy crude (h)	176	188	164	178
Light crude	413	386	379	369
Other feedstocks	37	35	35	36
Total Throughput	626	609	578	583

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	296	293	282	286
Jet fuel	93	82	83	79
Diesel fuel	150	144	128	134
Heavy fuel oils, residual products, internally produced fuel and other	121	123	116	116
Total Yield	660	642	609	615

Gross refining margin ($/throughput bbl) (i)	$18.32	$18.43	$17.11	$16.53
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (i)	$4.42	$4.57	$4.72	$4.96
Segment Operating Income ($ millions)
Gross refining margin (j)	$1,055	$1,034	$2,711	$2,631
Expenses
Manufacturing costs	254	256	748	789
Other operating expenses	79	69	194	176
Selling, general and administrative expenses	12	16	31	32
Depreciation and amortization expense (k)	97	91	282	276
Loss on asset disposal and impairments (a)	3	2	10	56
Segment Operating Income (b)	$610	$600	$1,446	$1,302

Refined Product Sales (thousand bbls per day) (l)
Gasoline and gasoline blendstocks	373	355	358	341
Jet fuel	108	94	98	90
Diesel fuel	176	152	153	140
Heavy fuel oils, residual products and other	83	86	84	82
Total Refined Product Sales	740	687	693	653

Refined Product Sales Margin ($/bbl) (i) (l)
Average sales price	$124.40	$122.78	$125.52	$121.82
Average costs of sales	109.18	109.13	112.46	108.93
Refined Product Sales Margin	$15.22	$13.65	$13.06	$12.89

___________________________

(h)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(i)
Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate gross refining margin per barrel; different companies may calculate it in different ways. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. Management uses manufacturing costs per barrel to evaluate the efficiency of refining operations. There are a variety of ways to calculate manufacturing costs per barrel; different companies may calculate it in different ways. We calculate manufacturing costs per barrel by dividing manufacturing costs by total refining throughput. Management uses refined product sales margin per barrel to evaluate the profitability of manufactured and purchased refined products sales. There are a variety of ways to calculate refined product sales margin per barrel; different companies may calculate it in different ways. We calculate refined products sales margin per barrel by dividing refined product sales and refined product cost of sales by total refining throughput, and subtracting refined product cost of sales per barrel from refined product sales per barrel. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(j)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts resulted in an increase of $1 million for the three months ended September 30, 2011 and $2 million and $4 million for the nine months ended September 30, 2012 and 2011, respectively. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput multiplied by the gross refining margin per barrel.

(k)
Includes manufacturing depreciation and amortization expense per throughput barrel of approximately $1.60 and $1.55 for the three months ended September 30, 2012 and 2011, respectively, and $1.69 and $1.66 for the nine months ended September 30, 2012 and 2011, respectively.

(l)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Refining By Region	2012	2011	2012	2011
California (Martinez and Wilmington)
Throughput (thousand bbls per day) (m)
Heavy crude (h)	165	172	154	162
Light crude	70	50	62	55
Other feedstocks	25	25	23	24
Total Throughput	260	247	239	241

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	135	136	128	134
Jet fuel	24	18	23	20
Diesel fuel	71	70	57	62
Heavy fuel oils, residual products, internally produced fuel and other	53	45	52	46
Total Yield	283	269	260	262

Gross refining margin ($ millions)	$290	$338	$750	$1,033
Gross refining margin ($/throughput bbl) (i)	$12.11	$14.90	$11.43	$15.71
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (i)	$5.97	$6.51	$6.23	$6.95
Capital expenditures ($ millions)	$39	$35	$122	$75

Pacific Northwest (Alaska & Washington)
Throughput (thousand bbls per day) (m)
Heavy crude (h)	6	4	4	4
Light crude	148	159	142	146
Other feedstocks	8	6	7	8
Total Throughput	162	169	153	158

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	68	70	67	68
Jet fuel	33	34	31	31
Diesel fuel	30	28	25	27
Heavy fuel oils, residual products, internally produced fuel and other	36	42	35	37
Total Yield	167	174	158	163

Gross refining margin ($ millions)	$259	$234	$722	$617
Gross refining margin ($/throughput bbl) (i)	$17.39	$14.99	$17.21	$14.32
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (i)	$3.78	$3.32	$3.87	$3.44
Capital expenditures ($ millions)	$29	$13	$87	$38
_______________________

(m)
We experienced reduced throughput due to scheduled turnarounds at our Martinez refinery during the 2012 first quarter and 2011 second quarter, and our Alaska and Hawaii refineries during the 2012 second quarter.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Mid-Pacific (Hawaii)
Throughput (thousand bbls per day) (m)
Heavy crude (h)	5	12	6	12
Light crude	73	62	61	58
Total Throughput	78	74	67	70

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	22	19	19	18
Jet fuel	23	19	18	18
Diesel fuel	15	13	13	13
Heavy fuel oils, residual products, internally produced fuel and other	20	25	18	23
Total Yield	80	76	68	72

Gross refining margin ($ millions)	$65	$93	$151	$134
Gross refining margin ($/throughput bbl) (i)	$8.92	$13.58	$8.18	$6.97
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (i)	$2.68	$2.93	$3.45	$3.83
Capital expenditures ($ millions)	$5	$3	$14	$8

Mid-Continent (North Dakota and Utah)
Throughput (thousand bbls per day)
Light crude	122	115	114	110
Other feedstocks	4	4	5	4
Total Throughput	126	119	119	114

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	71	68	68	66
Jet fuel	13	11	11	10
Diesel fuel	34	33	33	32
Heavy fuel oils, residual products, internally produced fuel and other	12	11	11	10
Total Yield	130	123	123	118

Gross refining margin ($ millions)	$441	$368	$1,086	$843
Gross refining margin ($/throughput bbl) (i)	$38.11	$33.51	$33.43	$27.02
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (i)	$3.12	$3.33	$3.50	$3.57
Capital expenditures ($ millions)	$43	$18	$105	$41

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Retail Segment	2012	2011	2012	2011
Number of Stations (end of period)
Company-operated (n)	595	376	595	376
Branded jobber/dealer	794	807	794	807
Total Stations	1,389	1,183	1,389	1,183

Average Stations (during period)
Company-operated (n)	594	376	500	378
Branded jobber/dealer	792	810	792	773
Total Average Retail Stations	1,386	1,186	1,292	1,151

Fuel Sales (millions of gallons)
Company-operated	271	191	683	548
Branded jobber/dealer	209	217	595	594
Total Fuel Sales	480	408	1,278	1,142

Fuel margin ($/gallon) (o)	$0.19	$0.16	$0.21	$0.18
Merchandise Sales ($ millions)	$57	$55	$159	$153
Merchandise Margin ($ millions)	$14	$15	$41	$40
Merchandise Margin %	25%	27%	26%	26%

Segment Operating Income ($ millions)
Gross Margins
Fuel (o)	$90	$67	$264	$201
Merchandise and other non-fuel margin	22	20	64	58
Total Gross Margins	112	87	328	259
Expenses
Operating expenses	79	50	194	152
Selling, general and administrative expenses	4	5	12	13
Depreciation and amortization expense	10	9	29	28
Loss on asset disposals and impairments	1	1	5	4
Segment Operating Income	$18	$22	$88	$62
___________________________

(n)	Reflects the acquisition of 49 stations from SUPERVALU, Inc. during the 2012 first quarter and the transition of 174 retail stations from Thrifty Oil Co. during the second and third quarter of 2012.

(o)
Management uses fuel margin per gallon to compare profitability to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon; different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to segment operating income and revenues or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the refining segment at prices, which approximate market.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Reconciliation of Net Earnings to EBITDA
Net earnings attributable to Tesoro Corporation	$273	$345	$716	$670
Add: Income tax expense	158	210	430	415
Add: Depreciation and amortization expense	116	103	328	312
Add: Interest and financing costs	66	38	136	141
Less: Interest income	(1)	(2)	(2)	(2)
EBITDA (p)	$612	$694	$1,608	$1,536

Reconciliation of Cash Flows from Operating Activities to EBITDA
Net cash from operating activities	$451	$773	$1,175	$862
Add: Income tax expense	158	210	430	415
Add: Stock-based compensation benefit (expense)	(72)	10	(93)	(25)
Add: Interest and financing costs	66	38	136	141
Less: Deferred income tax benefit (expense)	41	(18)	(105)	(174)
Add: Changes in assets and liabilities	(13)	(303)	111	410
Less: Net earnings attributable to noncontrolling interest	(7)	(7)	(19)	(11)
Less: Loss on asset disposals and impairments	(4)	(3)	(16)	(60)
Less: Amortization of debt issuance costs and discounts	(3)	(4)	(9)	(14)
Add: Other costs	(5)	(2)	(2)	(8)
EBITDA (p)	$612	$694	$1,608	$1,536
___________________________

(p)
EBITDA represents earnings before income taxes, depreciation and amortization expense, interest and financing costs and interest income. We present EBITDA because we believe some investors and analysts use EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis and as a component of the fixed charge coverage financial covenant in our credit agreement. EBITDA should not be considered as an alternative to net earnings, earnings before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. EBITDA may not be comparable to similarly titled measures used by other entities.

NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions, except per share amounts)
	Three Months Ended September 30,
	2012	2011
Net Earnings- U.S. GAAP	$273	$345
Special Items, after-tax:
Debt redemption charges (c)	17	—
MF Global Holding Ltd. loss (q)	2	—
Net Earnings Adjusted for Special Items (r)	$292	$345

Diluted Earnings Per Share- U.S. GAAP	$1.92	$2.39
Special Items, after-tax:
Debt redemption charges (c)	0.12	—
MF Global Holding Ltd. loss (q)	0.01	—
Diluted Earnings Per Share Adjusted for Special Items (r)	$2.05	$2.39
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(q) Includes a loss of $3 million, or $2 million after-tax, related to the liquidation of our outstanding accounts receivable balance with MF Global Holding Ltd. for the three and nine months ended September 30, 2012.
(r) We present net earnings adjusted for special items and diluted earnings per share adjusted for special items as management believes that the impact of these items on net earnings and diluted earnings per share is important information for an investor's understanding of the operations of our business and the financial information presented. Net earnings adjusted for special items and diluted earnings per share adjusted for special items should not be considered as an alternative to net earnings, diluted earnings per share or any other measure of financial performance presented in accordance with U.S. GAAP.  Net earnings adjusted for special items and diluted earnings per share adjusted for special items may not be comparable to similarly titled measures used by other entities.